                                                                  EXHIBIT 4.2


================================================================================


                               PURCHASE AGREEMENT


                                  DATED AS OF


                                 APRIL 25, 1997


                                 BY AND BETWEEN


                          UC TELEVISION NETWORK CORP.


                                      AND


                              U-C HOLDINGS, L.L.C.


================================================================================

                               TABLE OF CONTENTS
                               -----------------

I.     DEFINITIONS..............................................    1

II.    THE PURCHASE OF PURCHASED SECURITIES.....................    8
  2.1  Authorization of Issue...................................    8
  2.2  Purchase of Purchased Securities.........................    8
  2.3  Closing..................................................    8
  2.4  Escrow...................................................    9

III.   PURCHASER'S REPRESENTATIONS..............................    9
  3.1  Investment Intention.....................................    9
  3.2  Accredited Investor......................................    9
  3.3  Corporate Existence......................................    9
  3.4  Corporate Power: Authorization: Enforceable Obligations..    9
  3.5  Information in Purchaser Proposal........................   10
  3.6  Use of Proceeds..........................................   10
  3.7  Declaration of Dividends.................................   10

IV.    COMPANY'S REPRESENTATIONS AND WARRANTIES.................   10
  4.1  Authorized and Outstanding Shares of Capital Stock.......   10
  4.2  Authorization and Issuance of Purchased Securities.......   12
  4.4  Corporate Existence: Compliance with Law.................   12
  4.5  Subsidiaries.............................................   13
  4.6  Corporate Power: Authorization: Enforceable Obligations..   13
  4.7  Financial Statements.....................................   14
  4.8  Ownership of Property....................................   14
  4.9  Material Contracts: Indebtedness.........................   15
 4.10  Environmental Protection.................................   15
 4.11  Labor Matters............................................   16
 4.12  Other Ventures...........................................   16
 4.13  Taxes....................................................   16
 4.14  No Litigation............................................   17
 4.15  Brokers..................................................   18
 4.16  Employment and Labor Agreements..........................   18
 4.17  Patents. Trademarks, Copyrights and Licenses.............   18
 4.18  No Material Adverse Effect...............................   18
 4.19  ERISA....................................................   18
 4.20  Registration Rights......................................   20
 4.21  Ordinary Course of Business..............................   21
 4.22  Full Disclosure..........................................   21

V.     COVENANTS................................................   21
  5.1  Director and Officer Liability Insurance.................   21
  5.2  Indemnification of Officer and Directors.................   21
  5.3  Amendment to Certificate of Incorporation................   21
  5.4  Schedule 14F-1 Information Statement.....................   21

VI.    CONDITIONS PRECEDENT.....................................   21
  6.1  Conditions Precedent.....................................   21

VII.   SECURITIES LAW MATTERS...................................   23
  7.1  Legends..................................................   23
  7.2  Transfer of Restricted Securities........................   24

VIII.  EXPENSES.................................................   25

IX.    LIMITATION ON CLAIMS OF PURCHASER........................   25
  9.1  Limitation...............................................   25

X.     MISCELLANEOUS............................................   26
 10.1  Notices..................................................   26
 10.2  Binding Effect: Benefits.................................   27
 10.3  Amendment................................................   27
 10.4  Successors and Assigns: Assignability....................   27
 10.5  Remedies.................................................   27
 10.6  Section and Other Headings...............................   28
 10.7  Severability.............................................   28
 10.8  Entire Agreement.........................................   28
 10.9  Counterparts.............................................   28
10.10  Publicity................................................   28
10.11  Governing Law............................................   28
10.12  Expenses.................................................   28
10.13  Negotiations.............................................   29

                                   Schedules
                                   ---------


Schedule     1.0  Annual Report
Schedule     1.1  Copies of Form Warrants
Schedule     4.1  Stock, Preferred Stock, Options and Warrants
Schedule     4.7  Financial Statements; Other Obligations
Schedule     4.8  Ownership of Property
Schedule     4.9  Material Contracts
Schedule    4.10  Environmental Matters
Schedule    4.14  Litigation
Schedule    4.16  Employment Contracts
Schedule    4.17  Patents, Trademarks, Etc.
Schedule    4.18  Material Adverse Effect
Schedule    4.19  ERISA
Schedule    4.20  Registration Rights

Exhibit A Form of Class C Warrant
Exhibit B-1    Equity Protection Agreement
Exhibit B-2    Equity Protection Agreement
Exhibit B-3    Equity Protection Agreement
Exhibit B-4    Equity Protection Agreement
Exhibit C Escrow Agreement
Exhibit D Registration Rights Agreement
Exhibit E Opinion of Company Counsel
Exhibit F Kauff Employment Agreement
Exhibit G Elkin Employment Agreement
Exhibit H Gersh Employment Agreement
Exhibit I Dobson Employment Agreement

                               PURCHASE AGREEMENT
                               ------------------

     THIS PURCHASE AGREEMENT, dated as of April 25, 1997, by and among UC Television Network Corp., a Delaware corporation having an office at 645 Fifth Avenue, East Wing, New York, New York 10022 ("Company"), and U-C Holdings, L.L.C., a Delaware limited liability company ("Purchaser").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from Company, upon the terms and conditions hereinafter provided, 29,090,909 shares of Company's Common Stock, $0.001 par value per share, a Class C Warrant to purchase 3,863,662 shares of Common Stock and the Equity Protection Agreements (as defined below) (collectively, the "Purchased Securities");

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

 I.  DEFINITIONS

     "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint venturers and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income tax law) of which Company is or has been a member.

     "Annual Report" shall mean the Annual Report of the Company on Form 10-KSB for the fiscal year ended October 31, 1996, which has been filed with the SEC, a copy of which is attached hereto as Schedule 1.0.

     "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

     "Charges" shall mean (A) all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) Company's employees, payroll, income or gross receipts, (ii) Company's ownership or use of any of its assets, or (iii) any other aspect of Company's business; or (B) any liability of Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any tax return relating thereto).

     "Class C Warrant" shall mean the Class C Warrant to be issued to Purchaser to purchase 3,863,662 shares of Common Stock, subject to adjustment, in the form of Exhibit "A" attached hereto.

     "Closing" shall have the meaning set forth in Section 2.3 hereof.

     "Closing Date" shall have the meaning set forth in Section 2.3 hereof.

     "COBRA" shall have the meaning set forth in Section 4.19(m) hereof.

     "Common Stock" shall mean the common stock, $0.001 par value per share, of Company.

     "Company Certificate of Incorporation" shall mean the Certificate of Incorporation of Company, as amended.

     "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable Real Estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S) 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. (S) 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. (S) 136 et seq. ); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S) 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. (S) 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. (S) 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. (S) 1251 et seq.); the Occupational
                                                      ---
Safety and Health Act, as amended (29 U.S.C. (S) 651 et sec.) ("OSHA"); and the
                                                     -- ---
Safe Drinking Water Act, as amended (42 U.S.C. (S) 300f et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

     "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Spill or the presence of a hazardous substance or threatened Spill of any Hazardous Substance.

     "Equity Protection Agreements" shall mean the Equity Protection Agreements of even date between Company and Purchaser, in the form of Exhibits "B-1", "B-2", "B-3" and "B-4" attached hereto.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

     "ERISA Affiliate" shall mean, with respect to Company, any trade or business (whether or not incorporated) under common control with Company and which, together with Company, are treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC, excluding Purchaser and each other person which would not be an ERISA Affiliate if Purchaser did not own any issued and outstanding shares of Stock of Company.

     "Escrow Agreement" shall mean the Escrow Agreement dated April 25, 1997 between Purchaser, Company and LaSalle National Bank, escrow agent, in the form of Exhibit "C" attached hereto.

     "Escrow Release Date" shall be the date the Purchased Securities are released from escrow to Purchaser in accordance with the Escrow Agreement.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

     "Financials" shall mean the financial statements referred to in Section 4.7 hereof.

     "Fiscal Year" shall mean the twelve month period ending October 31. Subsequent changes of the fiscal year of Company shall not change the term "Fiscal Year," unless the Purchaser shall consent in writing to such change.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor'') in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

     "Guaranty" shall mean the guaranty of the obligations of the Purchaser under the Note, executed by Willis Stein & Partners, L.P., Jason Elkin, Joseph
D. Gersh and John T. Dobson III on the date hereof.

     "Hazardous Substances" shall have the meaning set forth in Section 4.10 hereof.

     "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capital lease obligations required to be capitalized in accordance with GAAP, (v) all Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (vii) all liabilities under Title IV of ERISA.

     "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

     "IRS" shall mean the Internal Revenue Service, or any successor thereto.

     "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

     "Material Adverse Effect" shall mean material adverse effect on the business, assets, operations, prospects or financial or other condition of Company.

     "Material Contracts" means (i) all of Company's contracts, agreements, leases or other instruments to which Company is a party or by which Company or its properties are bound, which in Company's good faith judgment are required to be disclosed as exhibits to the Company's annual report on Form 10-KSB, (ii) all of Company's loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments, (iii) all material operating or capital leases for equipment to which Company is a party, (iv) all non-competition and similar agreements other than as contained in employment agreements to which Company is a party, (v) all contracts for the employment of any officer or employee, (vi) all consulting agreements, (vii) any guarantees by the Company, (viii) all distributor and sales agency agreements,
(ix) all other material contracts not made in the ordinary course of business, and (x) all material contracts relating to the operation of Company or, the production of or programming for Company or related to the technology utilized by Company.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which Company or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

     "Note" shall have the meaning set forth in Section 2.4 hereof.

     "Options" shall mean the options granted pursuant to Company's 1990 Performance Equity Plan, 1996 Stock Incentive Plan; Outside Directors Stock Option Plan and the nonqualified options for 1,350,000 shares granted to Peter Kauff.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     "Pension Plan" shall have the meaning set forth in Section 4.19 hereof.

     "Permitted Indebtedness" means, with respect to Company, (i) taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation;
(iii) bids, tenders, contracts (other than contracts for the payment of money) or leases to which Company is a party as lessee made in the ordinary course of business; (iv) public or statutory obligations of Company; (v) all deferred taxes and (vi) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent permitted to remain unfunded under applicable law.

     "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     "Plan" shall have the meaning set forth in Section 4.19 hereof.

     "Purchased Securities" shall have the meaning set forth in the first "Whereas" clause hereof.

     "Preferred Stock" shall mean the preferred stock, $0.001 par value per share of the Company.

     "Registration Rights Agreement" shall mean the Registration Rights Agreement between Company and Purchaser, substantially in the form attached hereto as Exhibit "D," as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     "Restricted Securities" means (i) the Purchased Securities issued hereunder, and (ii) any securities issued and exchanged with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 7.1 have been delivered by Company in accordance with Section 7.2. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from Company, without expense, new securities of like tenor nor bearing a Securities Act legend of the character set forth in Section 7.1.

     "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

     "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

     "Spill" shall have the meaning set forth in Section 4.10.

     "Stock" shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other equity security (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange
Act).

     "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

     "Transaction Documents" shall mean this Agreement, the Registration Rights Agreement, the Class C Warrant, the Equity Protection Agreements, the Escrow Agreement, the Employment Agreements, the Guaranty, the Note and all certificates and other documents related to the transactions contemplated by this Agreement.

     "Unit Purchase Option" shall mean the option, dated April 26/May 28, 1996, issued to Barington Capital Group, L.P. for the purchase of the aggregate of
3.44 units at an exercise price of $100,000 per unit, each unit consisting of 142,857 shares of Common Stock and one warrant to purchase 142,857 shares of Common Stock at an exercise price of $1.29.

     "Warrants" shall mean Company's Class A Redeemable Warrants; Class B Redeemable Warrants; and, to the extent presently unexercised, Units consisting of two (2) shares of Common Stock, one (1) Class A Redeemable Warrant and one
(1) Class B Redeemable Warrant; and Private Placement Warrants, copies of which forms are attached hereto as Schedule 1.1.

     "Welfare Plan" shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Company or any ERISA Affiliate.

     References to this "Agreement" shall mean this Purchase Agreement, including all amendments, modifications and supplements and any exhibits or scheduler to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

     Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement, as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

 II. THE PURCHASE OF PURCHASED SECURITIES

      2.1 Authorization of Issue.  Prior to the Closing, Company shall have duly
          ----------------------
authorized the issuance and sale of the Purchased Securities.

      2.2 Purchase of Purchased Securities.  Subject to the terms and conditions
          --------------------------------
set forth in this Agreement, Purchaser does hereby subscribe for and purchase from Company, and Company agrees to issue and sell to Purchaser, on the Closing Date an aggregate of 29,090,909 shares of Common Stock, the Class C Warrant and the purchase rights granted pursuant to the Equity Protection Agreements.

     The aggregate purchase price for the Common Stock subscribed for by Purchaser is $16,000,000, payable in full on the Closing Date as follows:
$29,090.91 in cash at Closing and $15,970,909.09 pursuant to the Note; and the aggregate purchase price for the Class C Warrant and the purchase rights granted pursuant to the Equity Protection Agreements shall be $200,000 payable on the Closing Date pursuant to the Note. The aggregate principal amount of the Note shall be $16,170,909.09.

      2.3 Closing.  The closing of the purchase and sale of the Purchased
          -------
Securities (the "Closing") shall take place simultaneously with the execution of this Agreement (the "Closing Date") at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, or such other place as shall be mutually agreed to by the parties hereto.

     On the Closing Date, Company will deliver to the Purchaser a certificate representing the Common Stock, the Class C Warrant and the executed Equity Protection Agreements representing the Purchased Securities to be purchased by the Purchaser registered in the name of Purchaser against delivery by Purchaser of the purchase price therefor by payment of cash and delivery of the Note to Company in accordance with Section 2.2 hereof.

      2.4 Escrow.  On the date hereof, Purchaser shall place in escrow pursuant
          ------
to the terms of the Escrow Agreement the Purchased Securities and Company shall place in escrow pursuant to the terms of the Escrow Agreement the cash and Promissory Note payable to Company from Purchaser as partial payment of the Purchase Price (the "Note") for the Purchased Securities and the rights and benefits pursuant to the Equity Protection Agreements. The Purchased Securities shall be released from escrow in accordance with the terms and provisions of the Escrow Agreement. Purchaser shall also place into escrow resignations of the officers and directors appointed pursuant to Section 6.1(i) hereof to be effective if the purchase and sale is rescinded in accordance with the terms of the Escrow Agreement.

 III PURCHASER'S REPRESENTATIONS

     Purchaser makes the following representations and warranties to Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

      3.1 Investment Intention.  Purchaser is purchasing the Purchased
          --------------------
Securities for its own account, for investment purposes and not with a view to the distribution thereof. Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Purchased Securities (or solicit any offers to buy, purchase, or otherwise acquire any of the Purchased Securities), except in compliance with the Securities Act.

      3.2 Accredited Investor.  Purchaser is an "accredited investor" (as that
          -------------------
term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and it is able to afford a complete loss of such investment.

      3.3 Corporate Existence.  Purchaser is a limited liability company duly
          -------------------
organized, validly existing and in good standing under the laws of its jurisdiction of formation.

      3.4 Corporate Power: Authorization: Enforceable Obligations.  The
          -------------------------------------------------------
execution, delivery and performance by Purchaser of the Transaction Documents to be executed by it: (i) are within Purchaser's power, as applicable; (ii) have been duly authorized by all necessary action, as applicable; (iii) are not in contravention of any provision of Purchaser's governing documents, as applicable; and (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality binding on Purchaser. Purchaser has full power and authority to perform its obligations under the Transaction Documents. The Transaction Documents to which Purchaser is a party have each been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      3.5 Information in Purchaser Proposal.  The factual information pertaining
          ---------------------------------
to Willis Stein & Partners, L.P., Jason Elkin and Joseph Gersh and their respective affiliates contained in the brochure prepared by Willis Stein & Partners, L.P., dated March 20, 1997, is correct in all material respects.

      3.6 Use of Proceeds.  As of the Closing Date, the Purchaser intends to
          ---------------
cause Company to use the proceeds of the investment contemplated hereunder for building and installing equipment at additional campus locations as and when contracted; additional personnel; program development; and working capital needs.

      3.7 Declaration of Dividends.  As of the Closing Date, the Purchaser has
          ------------------------
no present intention of causing Company to pay dividends or distribute funds to it.

 IV. COMPANY'S REPRESENTATIONS AND WARRANTIES

     Company makes the following representations and warranties to each Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

      4.1 Authorized and Outstanding Shares of Capital Stock.  After giving
          --------------------------------------------------
effect to the Closing, the authorized capital stock of Company consists of 50,000,000 shares of Common Stock, $0.001 par value per share, of which 40,075,766 shares will be issued and outstanding on the Closing Date, including the Purchased Securities, of which 376,945 shares are reserved for issuance upon exercise of the Class A Warrants; 2,951,027 shares are reserved for issuance upon exercise of the Class B Warrants; 4,914,283 shares are reserved for issuance upon the exercise of the Private Placement Warrants; 2,076,591 shares are reserved for issuance upon exercise of the Options and 982,856 shares are reserved for issuance upon the exercise of the Unit Purchase Options. No shares will be reserved for the Class C Warrant on the Closing Date. The following table sets forth the capital structure as it relates to outstanding Warrants and Options of the Company after giving effect to the issuance of the Purchased Securities on April 25, 1997.


                          NUMBER             STOCK         STOCK EXERCISABLE       EXERCISE PRICE       EXERCISE PRICE
                       OUTSTANDING     EXERCISABLE INTO   INTO AFTER CLOSING      PRIOR TO CLOSING      AFTER CLOSING
                                       PRIOR TO CLOSING
Class A Warrants              144,979            376,945              376,945  $         11.5161/1/  $       11.5161/1/
Class B Warrants            2,270,021          2,951,027            2,951,027  $             6.9096  $           6.9096
IPO Unit Purchase          133,929/2/            790,181           790,181/1/  $         25.4817/1/  $       25.4817/1/
 Options
Private Placement           4,914,293          4,914,293            4,914,293  $             1.2900  $           1.2900
 Warrants
Unit Purchase                    3.44            982,856            1,001,482  $       284,285.4300  $  280,661.9974/1/
 Options -
 Barington
Options              prior  1,064,091
                     after  2,076,591

*  For all of Stock, not per share.



1. Represents amount payable to exercise unit and underlying warrants.

2. Originally 105,000 and adjusted to 133,929 as a result of interim anti-dilution adjustments (Expires 6/10/97). Each Unit Purchase Option represents two Common Shares and one Class A and one Class B Warrant.

     Before giving effect to this transaction, each Class A Warrant is exercisable into 1.3 shares of Common Stock and 1 Class B Warrant. Each Class B Warrant is exercisable into 1.3 shares of Common Stock. Each Private Placement Warrant is exercisable for 1.0 shares of Common Stock. Each Unit Purchase Option is exercisable for 142,857 shares of Common Stock and one (1) Warrant to purchase 142,857 shares of Common Stock for each unit and there are 3.44 units outstanding.

     There are also 2,000,000 shares of Preferred Stock, $0.001 par value per share authorized, of which 3,333 shares will be issued and outstanding on the Closing Date. All of such issued and outstanding Stock of the Company, including, without limitation, the 29,090,909 shares of Common Stock included as part of the Purchased Securities, is validly issued, fully paid and non-assessable. Schedule 4.1 hereto or the Annual Report contains a complete and correct list of all stockholders of Company owning, to the knowledge of Company, more than 5% of the outstanding Stock of Company and the number of shares or warrants owned by each. All Options and the holders of each of the Options and certain other information pertaining to the Options are listed on Schedule 4.1.

Except as set forth on Schedule 4.1 or the Annual Report or the outstanding Warrants or the Unit Purchase Options referenced above or the Equity Protection Agreements, (i) there is no existing option, warrant, call, commitment or other agreement to which Company is a party requiring, and there are no convertible securities of Company outstanding which upon conversion would require, the issuance of any additional shares of Stock of Company or other securities convertible into shares of equity securities of Company, (ii) there are no agreements or obligations (contingent or otherwise) requiring Company to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, and (iii) there are no agreements to which Company is a party or, to the knowledge of Company, to which any stockholder or warrant holder of Company is a party, with respect to the voting or transfer of the Stock of Company. Except as set forth on
Schedule 4.1 or the Annual Report, there are no stockholders' preemptive rights or rights of first refusal or other similar rights with respect to the issuance of the Purchased Securities by Company. True and correct copies of the certificate of incorporation and by-laws of Company have been delivered to Purchaser.

      4.2 Authorization and Issuance of Purchased Securities.  The issuance of
          --------------------------------------------------
the Purchased Securities has been duly authorized by all necessary corporate action on the part of Company and, upon delivery to Purchaser of certificates therefor against payment in accordance with the terms hereof, the Purchased Securities and the purchase rights granted pursuant to the Equity Protection Agreements will have been validly issued and fully paid and non-assessable, free and clear of all pledges, liens, encumbrances and preemptive rights. Subject to the amendment of the Certificate of Incorporation of the Company increasing the number of authorized shares of Common Stock, the issuance of shares upon exercise of the Class C Warrant and the purchase rights granted pursuant to the Equity Protection Agreements has been duly authorized by all necessary corporate action on the part of Company and, when issued upon exercise of the Class C Warrant and the purchase rights granted pursuant to the Equity Protection Agreements and payment of the exercise price, such Common Stock will have been validly issued and fully paid and non-assessable. Subject to increase in authorized Common Stock, the Company has duly reserved 3,863,662 shares of Common Stock for issuance pursuant to the terms of the Class C Warrant.

     4.3  Securities Laws.  In reliance on the representations of Purchaser
          ---------------
contained in Section 3.1 and 3.2, the offer, issuance, sale and delivery of the Purchased Securities, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of the Purchased Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Purchased Securities including, but not limited to, the purchase rights granted pursuant to the Equity Protection Agreements to the registration requirements of Section 5 of the Securities Act. No information contained in the documents filed with the SEC contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which made.

      4.4 Corporate Existence: Compliance with Law.  Company (i) is a
          ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (ii) except as indicated on Schedule 4.4 is duly qualified as a foreign corporation and in good standing under the laws of Massachusetts and New York and each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted in all material respects; (iv) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate of incorporation and by-laws in all material respects; and (vi) is in compliance with all applicable provisions of applicable laws, including, but not limited to, the Securities Act and the Exchange Act, except for such non-compliance which would not have a Material Adverse Effect. The Company has timely filed all reports with the SEC as is required by the Securities Act and Exchange Act; and the Rule 144 exemption is available to qualified holders of Stock of the Company.

      4.5 Subsidiaries.  There currently exist no Subsidiaries of Company and
          ------------
Company has no equity interest in any other Person.

      4.6 Corporate Power: Authorization: Enforceable Obligations.  The
          -------------------------------------------------------
execution, delivery and performance by Company of this Agreement, the other Transaction Documents to which it is a party and all instruments and documents to be delivered by Company, the issuance and sale of the Purchased Securities and the consummation of the other transactions contemplated by any of the foregoing: (i) are within Company's corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Company's Certificate of Incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) subject to the terms of that certain Agreement with Barington Capital Group, L.P., dated April 26, 1996, and the obligation of Company to reserve Common Stock for the exercise of the Warrants and Options, will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Company is a party or by which Company or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon the capital stock or any of the property of Company; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except to the extent previously obtained or made). The execution, delivery and performance of this Agreement and the transactions contemplated herein do not require approval or consent of the shareholders or other holders of Stock of Company or the approval or authorization of any Governmental Authority, NASDAQ, other securities exchange or any other Person. At or prior to the Closing Date, each of this Agreement and the other Transaction Documents shall have been duly executed and delivered by Company and each shall then constitute a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      4.7 Financial Statements.
          --------------------

          (a) The audited financial statements of the Company dated as of October 31, 1996 (the "Financials") have been prepared in accordance with the books and records of the Company, present fairly the financial condition of Company as of the respective dates indicated and the results of operations for the respective periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis.

          (b) Company has delivered to Purchaser copies of the Annual Report.
In addition, Company has delivered to Purchaser a copy of its Annual Report to Shareholders with respect to the fiscal year ended October 31, 1996, proxy statements relating to the 1997 annual meeting of shareholders and copies of its quarterly reports filed with the SEC of Form 10-QSB for the periods ended January 31, 1997, July 31, 1996, April 30, 1996 and January 31, 1996; and the Annual Report on Form 10-KSB as filed with the SEC for the fiscal years ended October 31, 1996 and October 31, 1995 and the related annual report to shareholders with respect to said fiscal year ended and the proxy statement related to the 1996 annual meeting of stockholders.

          (c) Except as set forth on Schedule 4.7 or the Annual Report, Company has no material obligations, contingent or otherwise, including, without limitation, liabilities for Charges, long-term leases or long-term commitments which are not reflected in the Financials, other than those incurred since October 31, 1996, in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, or any claim or lawsuit).

          (d) No dividends or other distributions have been declared, paid or made upon any Stock of Company, nor has any Stock of Company been redeemed, retired, purchased or otherwise acquired for value by Company since October 31, 1996.

      4.8 Ownership of Property.
          ---------------------

          (a) The Company does not own any real estate.  Except as set forth on
Schedule 4.8, Company owns, has a valid leasehold interest in, or has a valid license to use, all material assets, properties and rights, whether tangible or intangible, necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

          (b) All real property leased by Company is set forth on Schedule 4.8 or the Annual Report. Each of such leases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and is in full force and effect. Company has delivered to Purchaser true and complete copies of each of such leases set forth on Schedule 4.8(b) or the Annual Report and all documents affecting the rights or obligations of Company, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Except as set forth on
Schedule 4.8 or the Annual Report, the Company is not in default of its obligations under any material lease or has it delivered or received any notice of default under any such lease, nor to the knowledge of the Company has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease.

          (c) Except as disclosed on Schedule 4.8 or the Annual Report, Company is not obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property leased by Company.

      4.9 Material Contracts: Indebtedness.  Schedule 4.9 or the Annual Report
          --------------------------------
contains a true, correct and complete list and description of all Material Contracts. Each Material Contract is a valid and binding agreement of Company enforceable against Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and Company has no knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Except as set forth in Schedule 4.9 or the Annual Report, Company is not in material default or breach (whether with or without the passage of time, the giving of notice or both) or in receipt of any claims of default or breach, nor to Company's knowledge is any third party in default or breach, under or with respect to any Material Contract. Except as set forth on Schedule 4.9 or the Annual Report, Company has no Indebtedness, except Permitted Indebtedness.

      4.10 Environmental Protection.
           ------------------------

          (a) To Company's actual knowledge (for purposes of this Section 4.10 the actual knowledge of the Company shall mean the actual knowledge of Peter Kauff or Alan Pearl after due inquiry), all real property owned, leased or otherwise operated by Company (a "Facility") is free of contamination from any substance, waste or material (i) currently identified to be toxic or hazardous pursuant to, or which may result in liability under, any Environmental Law or
(ii) within the definition of a substance which is toxic or hazardous under any Environmental Law, including, without limitation, any asbestos, PCB, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance which has in the past or could at any time in the future cause or constitute a health, safety, or environmental hazard to any Person or property or result in any Environmental Liabilities and Costs ("Hazardous Substance") of more than $10,000 or which, in either case, could have a Material Adverse Effect. Neither Company has caused or suffered to occur any release, Spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazard Substances at or from the Facility (a "Spill") which could result in Environmental Liabilities and Costs in excess of $10,000.

          (b) Company and each Subsidiary has generated, treated, stored and disposed of any Hazardous Substances in full compliance with applicable Environmental Laws, except for such non-compliances which would not have a Material Adverse Effect.

          (c) Company and each Subsidiary has obtained, or has applied for, and is in full compliance with and in good standing under all permit required under Environmental Laws (except for such failures which would not have a Material Adverse Effect) and neither Company has any knowledge of any proceedings to substantially modify or to revoke any such permit.

          (d) There are no investigations, proceedings or litigation pending or, to Company's knowledge, threatened, affecting or against Company or the Facilities relating to Environmental Laws or Hazardous Substances.

          (e) Since January 1, 1996, the Company has not received any communication or notice (including, without limitation, requests for information) indicating the potential of Environmental Liabilities and Costs against Company.

      4.11 Labor Matters.
           -------------

          (a) There are no strikes or other labor disputes against Company pending or, to Company's knowledge, threatened. Hours worked by and payment made to employees of Company have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from Company on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Company. There is no organizing activity involving Company pending or, to Company's knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to Company's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Company has made a pending demand for recognition. There are no complaints or charges against Company pending or, to Company's knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Company of any individual.

          (b) The Company is not, and during the five years preceding the date hereof was not, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Company.

      4.12 Other Ventures.  The Company is not engaged in any joint venture or
           --------------
partnership with any other Person.

      4.13 Taxes.  All federal, state, local and foreign tax returns, reports
           -----
and statements required to be filed by Company and each Affiliated Group have been timely filed with the appropriate Governmental Authority except where the failure to file such report or statement would not have a Material Adverse Effect and all such returns, reports and statements are true, correct and complete in all material respects. All Charges and other impositions due and payable for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest or late charge has been paid. Proper and accurate amounts have been withheld by Company from its employees, independent contractors, or other third parties for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Company is not a member of an Affiliated Group. Company has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. No tax audits or other administrative or judicial proceedings are pending or threatened with regard to any Charges for which Company may be liable and no assessment of Charges is proposed against the Company. Company has not filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by Company is property which such company is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt" use property, within the meaning of IRC Section 168(h). Company has not agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Company has no obligation under any written tax sharing agreement. Company is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual obligation to indemnify any other person with respect to any Charges. Company has not made any payments, and is not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the IRC (or any corresponding provision of state, local or foreign income tax law). Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date or (B) as a result of any deferred intercompany gain described in Treasury Regulation Sections 1.1502-13 of former Treasury Regulations Section 1.1502-14 or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law), to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date. Company has not been a member of an Affiliated Group other than one of which Company was the common parent, or filed or been included in a combined, consolidated or unitary income tax return, other than one filed by Company.

      4.14 No Litigation.  Except as set forth on Schedule 4.14, no action,
           -------------
claim or proceeding is now pending or, to the knowledge of Company, threatened against Company (or to Company's knowledge, pending or threatened against or affecting any of the officers, directors or employees of Company with respect to its business or proposed business activities), or pending or threatened by Company against any third party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators.

      4.15 Brokers.  No broker or finder acting on behalf of Company brought
           -------
about the consummation of the transactions contemplated pursuant to this Agreement and Company has no obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. Company is solely responsible for the payment of all such finder's or brokerage fees.

      4.16 Employment and Labor Agreements.  Except as set forth on Schedule
           -------------------------------
4.16 or the Annual Report, there are no employment, consulting or management agreements covering management of Company.

      4.17 Patents. Trademarks, Copyrights and Licenses.  Company owns all
           --------------------------------------------
licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it, each of which is listed, together with Patent and Trademark Office or Copyright Office application or registration numbers, where applicable, on Schedule 4.17 hereto or the Annual Report. To Company's knowledge, Company conducts its businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others and Company has received no notices claiming any such infringement. To Company's knowledge, there is no infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Company.

      4.18 No Material Adverse Effect.  To the Company's knowledge, no event has
           --------------------------
occurred since October 31, 1996 which has had or could be reasonably expected to have a Material Adverse Effect; provided, however, Purchaser acknowledges that it has been advised that the Company has operated at a loss and has had negative cash flow since October 31, 1996.

      4.19 ERISA.
           -----

          (a) Schedule 4.19 sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs (the "Plans") maintained by Company or to which Company contributed, contributes or is obligated to contribute thereunder, and (ii) all "employee pension plans ", as defined in Section 3(2) of ERISA (the

"Pension Plans"), maintained by Company or any of its ERISA Affiliates to which Company or any of its ERISA Affiliates contributed, contributes or is obligated to contribute thereunder.

          (b) Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had it not purchased the Purchased Securities from Company at the Closing in accordance with the terms of this Agreement.

          (c) The Pension Plans and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of the Pension Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the IRC.

          (d) All contributions required by law or pursuant to the terms of the Plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies exist in any of the Pension Plans subject to Section 412 of the IRC.

          (e) There is no "amount of unfunded benefit liabilities" as defined in
Section 4001(a) (18) of ERISA in any of the respective Pension Plans, which are subject to Title IV of ERISA. Each of the respective Pension Plans are fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of the Pension Plan and all benefit liabilities do not exceed the assets of such Pension Plans.

          (f) There have been no "reportable events" as that term is defined in
Section 4043 of ERISA and the regulations thereunder with respect to the Pension Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring disclosure under Sections 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA.

          (g) There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notice. regarding the Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Plans.

          (h) True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to Purchaser by Company: (A) any plans and related trust documents, and amendments thereto,
(B) the most recent Forms 5500, (C) the last IRS determination letter, (D) summary plan descriptions, (E) written communications to employees relating to the Plans and (F) written descriptions of all non-written agreements relating to the Plans.

          (i) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims), nor does Company have knowledge of facts which could form the basis for any such claim or lawsuit.

          (j) All amendments and actions required to bring the Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (k) The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and Company or "party in interest" or "disqualified person" with respect to the Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the IRC or Section 406 of ERISA.

          (l) Neither Company nor any ERISA Affiliate has terminated any Pension Plan subject to Title IV, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

          (m) Neither Company nor any ERISA Affiliate maintains retiree life and retiree health insurance plans which are Welfare Plans and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Company and each ERISA Affiliate which maintains a Welfare Plan has complied with the notice and continuation requirements of COBRA and the regulations thereunder.

          (n) Neither Company nor any ERISA Affiliate has contributed or been obligated to contribute to a Multiemployer Plan as of the Closing.

          (o) Neither Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

          (p) Neither Company, any ERISA Affiliate or any organization to which Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

      4.20 Registration Rights.  Except as set forth on Schedule 4.20, pursuant
           -------------------
to the Registration Rights Agreement or as set forth in the Annual Report, Company is not under obligation to register any of its securities pursuant to the Securities Act.

      4.21 Ordinary Course of Business.  Since October 31, 1996, Company has
           ---------------------------
conducted its operations only in the ordinary course of business consistent with past practice.

      4.22 Full Disclosure.  No information contained in this Agreement, any
           ---------------
other Transaction Document, the Financial Statements or any written statement furnished by or on behalf of Company pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

 V.  COVENANTS

      5.1 Director and Officer Liability Insurance.  After the Closing Date and
          ----------------------------------------
until December 31, 2000, Purchaser shall use commercially reasonable best efforts to cause the Company to keep in full force and effect the Company's director and officer liability insurance policy in effect on the date hereof or such other policy which provides as good or better coverage for the Company's current and past directors.

      5.2 Indemnification of Officer and Directors.  After the Closing,
          ----------------------------------------
Purchaser shall take no action, and shall use its best efforts to prevent the board of directors of Company from taking any action to amend the corporate charter or by-laws in such a way as to impair the rights to indemnification that such officers and directors of the Company have on the date hereof except as otherwise required by law. Purchaser consents to the amendment of Article XIX of the Company's By-laws effected April 8, 1997 by the Board of Directors, with respect to advancement of legal fees and expenses.

      5.3 Amendment to Certificate of Incorporation.  After the Closing, Company
          -----------------------------------------
shall use its commercially reasonable best efforts to amend its Certificate of Incorporation within fifty (50) days after the Closing Date so as to increase the authorized Common Stock of Company to 100,000,000 shares, $0.001 par value per share.

      5.4 Schedule 14F-1 Information Statement.  Within seven days after the
          ------------------------------------
Closing, Company shall mail the Schedule 14F-1 Information Statement to all shareholders of Company and file the Information Statement with the SEC and NASDAQ to reflect the change in directors of the Company pursuant to Section 6.1(i) hereof.

 VI. CONDITIONS PRECEDENT

      6.1 Conditions Precedent.  The obligation of Purchaser to purchase the
          --------------------
Purchased Securities pursuant to Section 2.2 hereof, is subject to the condition that Purchaser shall have received and the following shall be delivered to Purchaser on the Closing Date, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to Purchaser, and the following actions shall occur on or before the Closing Date, unless waived by Purchaser:

          (a) A favorable opinion of Kramer, Levin, Naftalis & Frankel, counsel to Company, substantially in the form attached hereto as Exhibit E, it being understood that to the extent that such opinion of counsel to Company shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to the Purchaser and shall provide that Purchaser may rely thereon.

          (b) Resolutions of the board of directors of Company, certified by the Secretary or Assistant Secretary of Company, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing, in the case of the board of directors, (i) the consummation of each of the transactions contemplated by this Agreement and (ii) officers to execute and deliver this Agreement and each other Transaction Document to which it is a party.

          (c) A copy of governmental certificate, dated the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that Company is organized and in good standing in the State of Delaware and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

          (d) A copy of the organizational charter and all amendments thereto of Company, certified as of a recent date by the Secretary of State of the State of Delaware, and copies of Company's by-laws, certified by the Secretary or Assistant Secretary of Company as true and correct as of the Closing Date.

          (e) Certificates of the Secretary or an Assistant Secretary of Company, dated the Closing Date, as to the incumbency and signatures of the officers of Company executing this Agreement, the Purchased Securities, each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

          (f) A copy of all third party consents and approvals, if any, that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document required to be listed on the attached Schedule 4.9 or the Annual Report, in each case on terms and conditions reasonably satisfactory to Purchaser, except for additional reservation of Common Stock for issuance of the Warrants and Options.

          (g) A copy of all governmental and regulatory consents and approvals that are necessary for the consummation of the transactions contemplated hereby, in each case on terms and conditions satisfactory to Purchaser.

          (h) No suit, action or other proceeding shall be pending before any court or governmental regulatory body or authority in which it is sought to restrain or prohibit the transactions contemplated hereby, or that could have a Material Adverse Effect, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

          (i) Company shall have taken such action so that (a) Jason Elkin, Joseph Gersh, Avy H. Stein, John T. Dobson III and Beth F. Johnston shall have been appointed to the Board of Directors of the Company and (b) Jason Elkin shall be appointed Chairman and CEO, Joseph Gersh shall be appointed Vice-Chairman, Peter Kauff shall be appointed COO and John Dobson shall be appointed President, such appointments to be effective ten (10) days after Company mails the Schedule 14F-1 Information Statement to the shareholders of Company and files such Information Statement with the SEC and NASDAQ (or such later date as may be required by the SEC); all in accordance with the Certificate of Incorporation and by-laws of the Company and in compliance with all applicable laws, including, but not limited to, the Securities Act and the Exchange Act.

          (j) Edward McLaughlin and Edward Weinberger shall have resigned as directors of the Company effective as of the Closing Date.

          (k) Company shall have delivered to Purchaser a copy of the fairness opinion relating to the transaction contemplated herein from MJ Whitman, Inc. to Purchaser, which fairness opinion shall indicate that the price for the Common Stock including the Class C Warrant and Equity Protection Agreements, is fair to Company and which report shall set forth the value of the Common Stock, and of the Class C Warrant and Equity Protection Agreements.

          (l) The Purchased Securities shall be delivered to Purchaser.

          (m) Peter Kauff shall have entered into a new Employment Agreement in the form of Exhibit "F" attached hereto; terminating his existing employment agreement with the Company and waiving any termination or change in control payment thereunder on the terms stated therein and Jason Elkin, Joseph Gersh and John T. Dobson III shall have entered into Employment Agreements in the form of Exhibits "G," "H" and "I," respectively (collectively, the "Employment Agreements").

          (n) The execution and delivery of the Escrow Agreement.

          (o) A copy of the Director's and Officer's Insurance of Company in effect on the Closing Date.

 VII SECURITIES LAW MATTERS

      7.1 Legends.
          -------

          (a) Each certificate representing the Purchased Securities shall bear a legend substantially in the following form:

         "THE STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH STOCK. THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM."

          (b) The Class C Warrant shall bear a legend substantially in the following form:

         THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENTS WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENTS UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

      7.2 Transfer of Restricted Securities.
          ---------------------------------

          (a) Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in subparagraph (b) below, any other legally available means to transfer.

          (b) In connection with the transfer of any Restricted Securities (other than a transfer described in clause (i) or (ii) of subparagraph (a) above), the holder thereof shall deliver written notice to Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to Company an opinion of counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, Company shall promptly upon such contemplated transfer deliver new certificates or instruments, as the case may be, for such Restricted Securities which do not bear the Securities Act legend set forth in Section 7.1 above. If Company is not required to deliver new certificate or instruments, as the case may be, for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to Company in writing its agreement to be bound by the conditioned contained in this Section 7.2.

          (c) Upon the request of a holder of Restricted Securities, Company shall promptly supply to such holder or such holder's prospective transferees all information regarding Company required to be delivered in connection with a transfer pursuant to Rule 144 or 144A of the Securities and Exchange Commission.

          (d) If any Restricted Securities become eligible for sale pursuant to Rule 144(k), Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 7.1 from the certificates or instruments, as the case may be, representing such Restricted Securities.

VIII EXPENSES

     If and only if the purchase and sale of securities pursuant to this Agreement is not rescinded pursuant to the Escrow Agreement, Company shall pay all reasonable out-of-pocket expenses of (i) Purchaser in connection with the preparation of the Transaction Documents and the transactions contemplated thereby including all due diligence, legal and accounting expenses, (ii) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement, the issuance and delivery of the Purchased Securities, and the issuance and delivery of any Common Stock upon the exercise of the Class C Warrant and the rights granted pursuant to the Equity Protection Agreements, and
(iii) the Purchaser in connection with (A) any amendment, modification or waiver, or consent with respect to, any of the Transaction Documents, and (B) any attempt to enforce any rights of Purchaser against Company or any other Person, that may be obligated to any Purchaser by virtue of any of the Transaction Document (including the reasonable fees and expenses of all of its counsel and consultants retained in connection with the Transaction Documents and the transactions contemplated thereby).

 IX. LIMITATION ON CLAIMS OF PURCHASER

      9.1 Limitation.
          ----------

          (a) Purchaser shall not bring any action or claim against the Company for damages for a breach of any representation, warranty or covenant contained herein by the Company until such damages exceed $100,000 at which time Purchaser may bring an action for all claims.

          (b) Company shall not bring any action or claims against Purchaser for damages for a breach of any representation, warranty or covenant contained herein by Purchaser until such damages exceed $100,000, at which time Company may bring an action for all claims.

 X.  MISCELLANEOUS

      10.1 Notices.  Whenever it is provided herein that any notice, demand,
           -------
request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

     If to Purchaser:
                    U-C Holdings, L.L.C.
                    227 W. Monroe Street, Suite 4300
                    Chicago, Illinois  60606
                    Attn: Avy H. Stein
                    Telecopy No.: (312) 422-2424

     with a copy to:
                    Morris, Manning & Martin, L.L.P.
                    3343 Peachtree Rod, N.E.
                    1600 Atlanta Financial Center
                    Atlanta, Georgia  30326
                    Attn:  Neil H. Dickson, Esq.
                    Telecopy No.: (404) 365-9532

                    Kirkland & Ellis
                    200 E. Randolph Street
                    Chicago, Illinois  60601
                    Attn:  Margaret A. Gibson, Esq.
                    Telecopy No.:  (312) 861-2200

     If to Company:

                    UC Television Network Corp.
                    645 Fifth Avenue, East Wing
                    New York, New York  10022
                    Attn: Peter Kauff
                    Telecopy No.:  (212) 755-5992

     with copies to:
                    Kramer, Levin, Naftalis & Frankel
                    919 Third Avenue
                    New York, New York  10022
                    Attention: Richard Marlin
                    Telecopy No.:  (212) 715-8000

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail.

   10.2 Binding Effect: Benefits.  Except as otherwise provided herein, this
        ------------------------
Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

   10.3 Amendment.  No amendment or waiver of any provision of this Agreement or
        ---------
any other Transaction Document nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Company and the Purchaser, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

   10.4 Successors and Assigns: Assignability.  Neither this Agreement nor any
        -------------------------------------
right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Company without the prior written consent of the Purchaser. All covenants contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns (including any subsequent holder of any of the Purchased Securities or any Common Stock issuable upon exercise of the Purchased Securities).

   10.5 Remedies.  Purchaser, in addition to being entitled to exercise all
        --------
rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

   10.6 Section and Other Headings.  The section and other headings contained in
        --------------------------
this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

   10.7 Severability.  In the event that any one or more of the provisions
        ------------
contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

   10.8 Entire Agreement.  This Agreement and the agreements and documents
        ----------------
referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

   10.9 Counterparts.  This Agreement may be executed in any number of
        ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

   10.10 Publicity.  Neither Purchaser nor Company shall issue any press release
         ---------
or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law.

   10.11 Governing Law.  This Agreement shall be governed by, construed and
         -------------
enforced in accordance with, the laws of the Delaware without regard to the principles thereof relating to conflict of laws. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 10.1 hereof. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

   10.12 Expenses.  If this transaction is rescinded pursuant to the Escrow
         --------
Agreement, because Barington Capital Group, L.P. exercises its right of first refusal, Company agrees to pay to Purchaser the amount of Purchaser's expenses incurred in connection with this transaction, including, but not limited to, legal and accounting fees and third party expenses and fees incurred in due diligence, up to $250,000. If the transaction is rescinded pursuant to the Escrow Agreement for any other reason, the Company and the Purchaser shall each pay their own expenses. Nothing herein shall limit Company's obligations pursuant to Article VIII hereof in the event the transactions contemplated hereby are not rescinded pursuant to the Escrow Agreement. Upon presentation by Purchaser of documentation for such expenses, reimbursement shall be payable by wire transfer of immediately available funds within ten (10) Business Days.

   10.13 Negotiations.  The parties hereto do hereby acknowledge that the
         ------------
Agreement and the Transaction Documents have been negotiated extensively by the parties and neither party shall be deemed to be the party which prepared or drafted this Agreement.

  IN WITNESS WHEREOF, Company and each Purchaser has executed this Agreement as of the day and year first above written.

                                 COMPANY:
                                 UC TELEVISION NETWORK CORP.

                                 By:
                                    -----------------------------------------
                                    Peter Kauff,
                                    Chairman of the Board and Chief Executive
                                     Officer

                                 Attest:
                                        -------------------------------------

                                 By:  Alan Pearl
                                    -----------------------------------------
                                    Alan Pearl
                                    Secretary
                                       [Corporate Seal]

                                 PURCHASER:

                                 U-C HOLDINGS, L.L.C.

                                 By:  WILLIS STEIN & PARTNERS, L.P.
                                    -----------------------------------------
                                 Its:  Managing Member

                                    By:  Willis Stein & Partners, L.L.C.
                                       -----------------------------------------
                                    Its: General Partner

                                    By:  /s/ Avy H. Stein
                                       --------------------------------------
                                         Avy H. Stein
                                    Its: Manager